UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2016

AYTU BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53121	47-0883144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206, Englewood, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 437-6580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 8.01 is incorporated herein by reference. The shares of common stock issued to the noteholders and the warrants (and underlying shares of common stock) issued to the placement agents have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Item 8.01 Other Events.

As previously reported, on January 20, 2016, we entered into subscription agreements with Joshua R. Disbrow, our Chief Executive Officer, and Jarrett T. Disbrow, our Chief Operating Officer, pursuant to which each officer agreed to purchase 153,846 shares of our common stock (for an aggregate of 307,692 shares) at a price of $0.65 per share. Also as previously reported, these sales triggered our obligation to notify noteholders who held convertible notes issued by us in July and August 2015 of their resulting conversion option under the notes.

Pursuant to the terms of the notes, the notes (inclusive of accrued but unpaid interest) were convertible, at the option of the noteholder, into shares of our common stock in an amount equal to 120% of the number of such shares issuable calculated by dividing the outstanding principal and accrued interest by $0.65. On February 10, 2016, the date of the conversion, an aggregate of $4,125,000 of principal and $142,810 of accrued interest on the notes converted into an aggregate of 7,879,096 shares of our common stock. After giving effect to the conversion, we had 22,446,481 shares of common stock outstanding on February 10, 2016. Convertible notes in the aggregate principal amount of $1,050,000 remain outstanding.

In connection with the conversion, we were obligated to issue to the placement agents for the convertible note offering warrants for an amount of shares equal to 8% of the number of shares of our common stock issued upon conversion of the notes. As a result of the optional note conversion, on February 10, 2016, we issued warrants to the placement agents to purchase an aggregate of 267,073 shares of our common stock at an exercise price of $0.65 per share. These warrants are exercisable for five years from the date of issuance of the related notes in July and August 2015. The warrants have a cashless exercise feature.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2016	AYTU BIOSCIENCE, INC.

/s/ Gregory A. Gould
Name: Gregory A. Gould
Title: Chief Financial Officer